Exhibit 10.1
January 16, 2025

Anthony DiSilvestro
333 Continental Blvd
El Segundo, CA 90245

Re:    Advisor Services

Dear Anthony:

This letter confirms that you will provide advisor services (“Services”) to Mattel, Inc. (“Mattel”), for a period commencing on May 16, 2025, and through August 15, 2025 or such later date as may be mutually agreed by you and Mattel (such period, the “Term”) to support a smooth transition of your duties as Mattel’s Chief Financial Officer (“CFO”), including the onboarding of, and transfer of knowledge to, your successor as CFO. The Services will include, but will not be limited to, availability on reasonable notice for advice and consultation regarding Mattel’s earnings reporting process, the composition and management of Mattel’s Finance organization, and ongoing finance-related projects.

In consideration for the Services, Mattel will pay you a fee of $50,000 per month (the “Consulting Fees”), payable in accordance with Mattel’s standard accounts payable procedures.

During the Term, you will be an independent contractor and not an employee of Mattel, and consequently (i) Mattel will issue you an IRS Form 1099 for tax purposes and you will be solely responsible for the payment of all taxes and making any insurance contributions, including unemployment or disability, in connection with the Consulting Fees, and Mattel will not withhold taxes or otherwise from the Consulting Fees, unless required by law, (ii) you will not be eligible for, accrue, or receive any compensation or benefits under any Mattel employee compensation or benefit plan during the Term, provided that nothing in this letter will affect any rights to payments and benefits that you might have under Mattel benefit plans by virtue of your prior service as an employee of Mattel, and (iii) you will not have any authority to create any contract or obligation, express or implied, on behalf of, in the name of, or binding upon Mattel. Nothing in this letter will be construed to create, during the Term, any association, partnership, joint venture, employment, or agency relationship between you and Mattel for any purpose.

You acknowledge your ongoing obligation to maintain the confidentiality of any of Mattel’s trade secret information in your knowledge or possession. This includes all nonpublic information that is of competitive value to Mattel and is kept confidential within the company, including but not limited to business performance, plans or strategies, product ideas or designs, organizational directories or charts, or other confidential information regarding Mattel employees’ skills or expertise. Your signature below confirms that you will not make any use of Mattel’s trade secret information (i) during the Term, other than in connection with providing the Services, and (ii) after the Term.

If you agree with the terms of this letter, please sign below.
4244509.5

Sincerely,

/s/ Jonathan Anschell
Jonathan Anschell
Executive Vice President and Chief Legal Officer

Accepted and Agreed:

/s/ Anthony DiSilvestro
Anthony DiSilvestro
4244509.5